AMENDED AND RESTATED FACTORING AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED FACTORING AND SECURITY AGREEMENT (this “Agreement”) is made as of June 24, 2011 by and between Zoo Publishing, Inc., a New Jersey corporation (“Seller”) and Panta Distribution, LLC, a Delaware limited liability, as assignee of Working Capital Solutions, Inc. (“Purchaser”).

Recitals:

Seller and Original Factor (as defined below), are parties to that certain Factoring and Security Agreement dated as of September 9, 2009, as amended (the “Existing Factoring Agreement”).

Original Factor and Purchaser have entered into that certain Limited Recourse Assignment, dated the date hereof, by and between Purchaser and Original Factor, pursuant to which Original Factor assigned the Assigned Documents (as defined below) and Existing Purchased Accounts (as defined below) to Purchaser.

It is a condition to Purchaser’s willingness to make loans and other financial accommodations to or for the benefit of the Seller under this Agreement that Seller agree to amend and restate the Existing Factoring Agreement in its entirety as hereinafter set forth.

The parties hereto agree that the Existing Factoring Agreement is hereby amended and restated in its entirety by this Agreement.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) in hand paid, the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby covenant, warrant, represent and agree as follows:

1.           Definitions and Index to Definitions.

1.1           The following terms used herein shall have the following meaning.  All capitalized terms not herein defined shall have the meaning set forth in the uniform Commercial Code:

“Assigned Documents” - mean the Factoring and Security Agreement, dated as of September 9, 2009, as amended by and between Seller and Working Capital Solutions, Inc., together with the related guaranty agreements and other documents more particularly described in the Limited Recourse Assignment.

“Avoidance Claim” - any claim that any payment received by Purchaser from or for the account of an Account Debtor is avoidable under the Bankruptcy Code or any other debtor relief statute.

“Change in Control” - means any of the following events:  (i) if the power to direct or cause the election of all or a majority of Seller’s or its corporate parent’s Board of Directors or equivalent governing body, is, after the date hereof, transferred to, or acquired by, a Person (or related Persons) who did not possess such power prior to the date hereof, or (ii) all or substantially all of the assets of Seller or its corporate parent’s are acquired by any Person or Persons, or (iii) Mark Seremet ceases to hold the office of CEO.

“Chosen State” - New York.

“Clearance Days” - three (3) calendar days for all payments.

“Closed” - a Purchased Account is closed upon receipt of full payment by Purchaser.

“Collateral” - All of the following assets property, interests and/or rights of Seller on or in which a lien is granted to Purchaser, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(i)           accounts and all other forms of obligations owing to Seller arising out of the sale, lease, license or assignment of goods or other property;

(ii)         chattel paper (whether tangible or electronic);

(iii)        commercial tort claims;

(iv)        computer hardware and software and all rights with respect thereto, including, without limitation, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(v)         deposit accounts;

(vi)        documents;

(vii)       equipment;

(viii)      fixtures;

(ix)        general intangibles (including all payment intangibles);

(x)         goods (including inventory, equipment, fixtures and any and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefore);

(xi)        instruments (including promissory notes);

(xii)       inventory;

(xiii)      letter-of-credit rights (whether or not the letter of credit is evidenced by a writing);

(xiv)      securities and all other investment property, including, without limitation, certificated securities, uncertificated securities, and security entitlements,

(xv)       supporting obligations; and

(xvi)      any other contract rights or rights to the payment of money, insurance claims and proceeds.

“Collections” - shall mean all good funds received by Purchaser from or on behalf of an Account Debtor with respect to Purchased Accounts.

“Deficiency Amount” - the amount described in Section 20.1.

“Digital Accounts” - shall mean Seller’s Accounts arising solely out of digital sales.

“Events of Default” - shall mean any of the events set forth in Section 17.1 of this Agreement.

“Exposed Payments” - Payments received by Purchaser from an Account Debtor that has become subject to a bankruptcy proceeding, to the extent such payments cleared said Account Debtor’s deposit account within ninety days of the commencement of said bankruptcy case.

“Existing Purchased Accounts” - Those Accounts that were assigned to Purchaser pursuant to the Limited Recourse Assignment.

“Face Amount” - the face amount due on a Purchased Account.

“Family Dollar Purchase Order” - shall have the meaning set forth in Section 4.1 of this Agreement.

“Family Dollar Receivables” - shall have the meaning set forth in Section 4.2 of this Agreement.

“Family Dollar Stores” - Family Dollar Stores, Inc., publicly traded corporation.

“Incurred Expenses”- all reasonable and out-of-pocket costs and expenses incurred by the Purchaser after the date of this Agreement, in the administration of this Agreement, including, without limitation, in reasonably connected to managing the collection of the Purchased Accounts and handling the proceeds thereof, all Wire Fees, postage and Audit Fees, any Misdirected Payment Fees, and the reasonable and out-of-pocket fees, costs and expenses set forth in Section 26 of this Agreement, including, without limitation, the costs and expenses, including attorneys’ fees, which Purchaser may incur in enforcing this Agreement and any documents prepared in connection herewith.

“Invoice” - the document that evidences or is intended to evidence an Account.  Where the context so requires, reference to an Invoice shall be deemed to refer to the Account to which it relates.

 “Limited Recourse Assignment” - means that certain Limited Recourse Assignment, dated the date hereof, by and between Purchaser and Original Factor.

“Material Adverse Effect” - means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on (a) the business, assets, liabilities, properties, condition (financial or otherwise), or prospects of Seller and the Guarantors taken as a whole or (b) the ability of Seller or any Guarantor to perform its obligations under this Agreement or its respective guaranty.

“Misdirected Payment Fee” - fifteen percent (15%) of the amount of any payment on account of a Purchased Account which has been received by Seller and not delivered in kind to Purchaser within three (3) business days following the date of receipt by Seller.

“New Purchased Accounts” - the Accounts listed on Schedule A attached hereto.

“Obligations” - All loans, advances, indebtedness, notes, liabilities, overdrafts, and other amounts, liquidated or unliquidated, each of every kind, nature and description, whether arising under this Agreement or otherwise, including, without limitation, principal and interest, and whether secured or unsecured, direct or indirect, absolute or contingent, due or to become due, now existing, presently intended or contemplated, or hereafter contracted, including, without limitation the repayment of any amounts that Purchaser may advance or spend for the maintenance or preservation of the collateral and any other expenditures Purchaser may make under the provisions of this Agreement or for the benefit of Seller, and any of the foregoing that arises after the filing of a petition by or against Seller under the Bankruptcy Code, even if the obligations do not occur because of the automatic stay under § 362 of the Bankruptcy Code or otherwise.

“Offer Notice” - shall have the meaning set forth in Section 7.3 of this Agreement.

“Original Factor” - Working Capital Solutions, Inc.

“Payments” - the payment amounts and due dates set forth in Section 20.1

“Parties” - Seller and Purchaser.

“Person” - means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, or other entity.

“Physical Product” - means all physical items such as game cartridges whether or not currently in inventory or produced by a third party under license or other joint venture agreement, and all proceeds from intellectual property (including proceeds arising out of sales, assignments or licenses) that has ever been or was ever intended to be used to make and sell physical products (including specifically for example but without limitation, the minute to win it game).

 “Purchase Price” - Approximately $400,000.00

“Purchased Accounts” - The Existing Purchased Accounts, the New Purchased Accounts which have not been Closed, the Family Dollar Receivable and any Accounts included in the Wells Fargo Transaction Collateral.

“Purchase Order Financing Amount” - Approximately $507,250.

“Repurchased” - an Account has been repurchased when Seller has paid to Purchaser the then unpaid Face Amount.

“Uniform Commercial Code” - shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Wells Fargo” - shall mean Wells Fargo Bank, National Association and Transcap Trade Finance LLC (as predecessor to Wells Fargo Bank, National Association).

“Wells Fargo Agreement” - shall mean the Amended and Restated Master Purchase Order Assignment Agreement dated as of April 6, 2009 by and among Seller, Zoo Games, Inc., Zoo Entertainment, Inc. and Wells Fargo.

“Wells Fargo Transaction Collateral” - shall mean all of Seller’s inventory, accounts, import letters of credit, contract rights, chattel paper, documents, instruments and general intangibles, which have been assigned by Seller to Wells Fargo prior to the date of this Agreement.

“Wire Fee” - shall mean an amount equal to $20 (twenty dollars) for each wire transfer of funds by Purchaser to Seller.

1.2         Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given thereto in accordance with GAAP.

1.3          Terms such as “account debtors”, “accounts”, “accounts receivable”, “advises”, “chattel paper”, “contract rights”, “commercial tort claims”, “confirmations”, “control”, “deposit accounts”, “documents”, “equipment”, “farm products”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letters of credit”, “letter of credit rights”, “payment intangibles”, “proceeds”, “products”, “supporting obligations” and the like, shall, unless otherwise specifically defined herein, have the meanings applicable to them for the purposes of Article 9 (Secured Transactions) of the Uniform Commercial Code.  All other terms defined in the Uniform Commercial Code and used herein shall have the same definitions herein as specified therein.  However, if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article of the Uniform Commercial Code, the term has the meaning specified in Article 9.

2.           Assignment of Existing Purchased Accounts.

2.1           Acknowledgement and Consent.

(a)           Seller hereby acknowledges and consents to the assignment of the Assigned Documents and Existing Purchased Accounts to Purchaser pursuant to the Limited Recourse Assignment and agrees that the Existing Purchased Accounts shall be deemed “Purchased Accounts” and subject to the terms and conditions of this Agreement.

(b)           Seller hereby:  (i) confirms that the Assigned Documents attached hereto as Exhibit A are true and complete copies of the Assigned Documents in effect as of the date hereof; and (ii) reinstates, ratifies, confirms and approves the Assigned Documents, and agrees that the Assigned Documents constitute the valid and binding obligation and agreement of the Seller, enforceable by the Purchaser in accordance with its terms.

(c)           Seller confirms and acknowledges that as of the close of business on June 24, 2011, it is indebted to Purchaser under the Assigned Documents in the aggregate principal amount of $713,014.92, without any deduction, defense, setoff, claim or counterclaim, of any nature, plus all fees, reasonable and out-of-pocket costs and expenses incurred to date in connection with the Assigned Documents.

2.2           Release and Indemnification.  Seller hereby unconditionally releases Purchaser from any and all obligations or liabilities, if any, which Seller had or may have under or relating to any of the Assigned Documents and any actions taken or failure to act by Original Factor or otherwise, and Seller hereby acknowledges and agrees that the Seller has no offsets, defenses, claims, or counterclaims against Purchaser with respect to the Assigned Documents or any actions taken or failure to act by Original Factor or otherwise, and that if Seller now or ever did have any offsets, defenses, claims, or counterclaims against Purchaser, whether known or unknown, at law and equity, all of them are hereby expressly WAIVED and the undersigned hereby RELEASES Purchaser from any liability thereunder.  Seller hereby agrees to indemnify, defend and hold Purchaser and Purchaser’s employees, officers, directors, attorneys, or agents (each, an “Indemnified Person”) harmless of and from any claim brought or threatened against any Indemnified Person by Seller, any creditor of Seller, any equity holder in Seller, any guarantor or endorser of Seller’s obligations, or any other Person (as well as from attorneys’ reasonable fees and expenses in connection therewith) on account of, or relating to, or arising out of the Limited Recourse Assignment or any of the Assigned Documents (each of which may be defended, compromised, settled or pursued by the Indemnified Person with counsel of Purchaser selection, but at the sole cost and expense of Seller).

2.3           Reimbursement by Seller.  If Purchaser is obligated to reimburse any amounts to Original Factor under the terms of the Limited Recourse Assignment, then Seller shall, upon demand, immediately pay Purchaser such amounts.

3.           Sale; Purchase Price; Billing.

3.1           Assignment and Sale of the New Purchased Accounts.

(a)           Seller shall sell to Purchaser as absolute owner, with full recourse, the New Purchased Accounts, which shall be accompanied by copies of invoices, purchase orders, contracts, proof of delivery or service of other documentation supporting and evidencing such New Purchased Accounts, as Purchaser shall request.  Purchaser shall be entitled to rely on all of the information provided by Seller to Purchaser concerning the New Purchased Accounts.

(b)           Simultaneously with the assignment and sale of the New Purchased Accounts, Purchaser shall pay to Seller the Purchase Price for the New Purchased Accounts.

(c)           Effective upon Purchaser’s payment of the Purchase Price, and for and in consideration therefor and in consideration of the covenants of this Agreement, Seller will have absolutely sold, transferred and assigned to Purchaser, all of Seller’s right, title and interest in and to the New Purchased Account and all monies due or which may become due on or with respect to the New Purchased Accounts.

3.2           Billing. Effective upon Purchaser’s payment of the Purchase Price, Seller shall instruct all Account debtors of the Purchased Accounts and all new Account Debtors that purchase Physical Product after the date of this Agreement to make payments to Purchaser.

4.           Purchase Order Financing.

4.1           Assignment of Family Dollar Purchase Order and Financing.

(a)           Upon the assignment by Seller to Purchaser of that certain purchase order number 6395211 received June 6, 2011 in the amount of $708,500 by Family Dollar Stores to Seller attached hereto as Exhibit B (the “Family Dollar Purchase Order”), Purchaser shall fund the Purchase Order Financing Amount to finance the fulfillment of the Family Dollar Purchase Order.

(b)           The Purchase Order Financing Amount shall be disbursed as follows:  (a) $215,020 shall be funded to Seller, and (b) $292,500 shall be funded directly to Nintendo or Mastiff Games, for software purchases on behalf of Seller or Seller’s publishing partner Mastiff Games with respect to inventory to be shipped to Family Dollar Stores in fulfillment of the Family Dollar Purchase Order.

(c)           Upon the request of the Purchaser, simultaneously or after payment of the Purchase Order Financing Amount, Seller shall immediately transfer title of the inventory purchased by Nintendo or Mastiff Games in fulfillment of the Family Dollar Purchase Order to Purchaser.

4.2          Assignment of Family Dollar Receivable.  Upon the fulfillment of the Family Dollar Purchase Order, delivery and acceptance of the goods subject to Family Dollar Purchase Order and the creation of an Account with Family Dollar Stores as the Account Debtor (the “Family Dollar Receivable”), Seller will assign the Family Dollar Receivable to Purchaser.

4.3         Warehousing and Delivery of Goods.  Immediately upon receipt of the inventory delivered to Seller by Nintendo in fulfillment of the Family Dollar Purchase Order, Seller shall store such inventory at a public warehouse acceptable to Purchaser until such time that the inventory is shipped to Family Dollar Stores.  Seller shall cause the public warehouse to tender warehouse receipts to show Purchaser as holder, and other such documents as directed by Purchaser. The warehouse costs in connection with such storage shall be reasonable and shared equally between Seller and Purchaser.

4.4          Collection of Family Dollar Receivable.  Seller shall direct Family Dollar Stores to make all payments due and owing under the Family Dollar Purchase Order and the Family Dollar Receivable directly to Purchaser in accordance with Section 3.2 of this Agreement. In the event Seller comes into possession of a remittance comprising payments of the Family Dollar Purchase Order or the Family Dollar Receivable, Seller shall hold such payments in accordance with Section 6 of this Agreement.

5.           Wells Fargo Payoff and Lien Termination.

5.1.         Wells Fargo Payoff.  Simultaneously with the execution of this Agreement (and subject to satisfaction of the conditions set forth in Section 5.2 below), Purchaser shall repay to Wells Fargo an amount equal to all outstanding obligations of Seller, Zoo Games, Inc. and Zoo Entertainment, Inc. under the Wells Fargo Agreement.

5.2.         Evidence of Termination.   As a condition precedent to the effectiveness of this Agreement, Seller shall provide Purchaser with evidence satisfactory to Purchaser that:

(a)           (i) all of Wells Fargo’s commitments and other obligations to extend further credit to Seller, Zoo Games, Inc. and Zoo Entertainment, Inc. under the Wells Fargo Agreement have been terminated; (ii) all liabilities, obligations and indebtedness of Seller, Zoo Games, Inc. and Zoo Entertainment, Inc. to Wells Fargo have been satisfied in full; (iii) the Wells Fargo Agreement and the other loan documents have been terminated, discharged and released and be of no further force or effect; and (iv) all liens and security interests of Wells Fargo in any and all of the assets and properties of the Seller, Zoo Games, Inc. and Zoo Entertainment, Inc. have been terminated, released and discharged in all respects.

(b)           Wells Fargo has assigned all of its right, title and interest in and to the Wells Fargo Transaction Collateral to Purchaser.

(c)           Wells Fargo has authorized Seller and Purchaser to file any or all UCC financing statement terminations and to file and deliver to the appropriate parties all other release and termination documents necessary to terminate the perfection of Wells Fargo’s liens and security interests in the assets and properties of Seller, Zoo Games, Inc. and Zoo Entertainment, Inc.

6.           Collections, Charges and Remittances.  All Collections will go directly to Purchaser and Purchaser shall apply all Collections to Seller’s Obligations hereunder in such order and manner as Purchaser may determine.  Seller will hold in trust and safekeeping, as the sole property of Purchaser, and immediately turn over to Purchaser, in identical form received, any payment on a Purchased Account that comes into Seller’s possession.  In the event Seller comes into possession of a remittance comprising payments of both a Purchased Account and an Account which has not been purchased by Purchaser, Seller shall hold same in accordance with the provisions set forth above and immediately turn same over to Purchaser, in identical form received.  Upon collection of such item, Purchaser shall apply all proceeds of the Purchased Accounts and the account which has not been purchased by Purchaser to the Seller’s Obligations.  Seller agrees to indemnify and save Purchaser harmless from and against any and all claims, loss, costs and expenses caused by or arising out of the Accounts or any attempt by Purchaser to collect same or resolve any dispute.

7.           Accounts Relating to Digital Sales.

7.1           Request to Purchase.  Seller may request in writing that Purchaser purchase Seller’s Digital Accounts. In connection with such request, Seller shall submit to Purchaser a description of the Digital Accounts and such other information as Purchaser requests.

7.2           Sales of Digital Accounts to Third Parties.  Seller and Purchaser agree to, in good faith, endeavor to negotiate and prepare a definitive agreement with respect to the sale and purchase of the Digital Accounts. If Seller and Purchaser fail to enter into a definitive agreement within seven (7) business days following Seller’s written request, Seller may negotiate with any bona-fide third party to purchase such Digital Accounts solely on an unsecured, non-recourse basis.

7.3           Right of First Refusal.  In the event Seller shall receive a bona fide offer for the purchase of the Digital Accounts, Seller will not sell the Digital Accounts or any portion thereof without first offering the Digital Accounts to Purchaser.  Seller shall deliver to Purchaser notice of its receipt of such offer to purchase the Digital Accounts, along with the final drafts of the factoring agreements with the bona fide third party purchaser (the “Offer Notice”).  Purchaser may exercise its right to purchase such Digital Accounts by delivering Seller written notice within three (3) Business Days of its receipt of the Offer Notice that it shall exercise its option to purchase the Digital Accounts on substantially the same terms as those delivered in the Offer Notice.

8.           Reaffirmation of Security Interest.

8.1           In consideration of Purchaser providing the financial accommodations to Seller in accordance with the terms and conditions of this Agreement, Seller, to secure payment and performance of all of the Obligations of Seller to Purchaser, hereby grants to the Seller a security interest in the Collateral, which security interest shall remain in full force and effect until all of the Obligations of Seller to Purchaser are fully paid and satisfied and Purchaser’s agreement to provide the financial accommodations hereunder shall have terminated.

8.2           Seller acknowledges that the security interest granted to the Purchaser pursuant to this Section 8 is and continues to be a first lien and security interest upon the Collateral.  This Agreement is not intended to create a new lending relationship between Seller and Purchaser, but rather to restate and supplement the terms, conditions, and provisions of an existing relationship.  The provisions of this Section 8 shall be deemed to ratify the existing security interest of Purchaser in the Collateral to the extent such security interest existed prior to the date hereof, and to create a security interest to the extent that no security interest therein existed in favor of Purchaser.

9.           Clearance Days.  For all purposes under this Agreement, Clearance Days will be added to the date on which Purchaser receives any payment before crediting such payment to the Obligations.

10.         Authorization to Purchaser.

10.1        Seller irrevocably authorizes Purchaser, at Seller’s expense, to exercise at any time any of the following powers until all of the Obligations have been paid in full:

(a)           Receive, take, endorse, assign, deliver, accept and deposit, in the name of Purchaser or Seller, any and all proceeds of any Collateral securing the Obligations or the proceeds thereof;

(b)           Take or bring, in the name of Purchaser or Seller, all steps, actions, suits or proceedings deemed by Purchaser necessary or desirable to effect collection of or other realization upon the Purchased Accounts;

(c)           Pay any sums necessary to discharge any lien or encumbrance which is senior to Purchaser’s security interest in any assets of Seller, which sums shall be included as Obligations hereunder;

(d)           File in the name of Seller or Purchaser or both:

(i)           Mechanics liens or related notices, or

(ii)           Claims under any payment bond, in connection with goods or services sold by Seller in connection with the improvement of realty;

(e)           Notify any Account Debtor obligated with respect to any Purchased Account, that such Purchased Account has been assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser, and communicate directly with Seller’s Account Debtors to verify the amount and validity of any Purchased Account created by Seller.

(f)           File any initial financing statements, any financing statements assigned to Purchaser and amendments thereto that:

(i)           Indicate the Collateral as all assets of the Seller or words of similar effect, regardless of whether any particular asset comprised in the collateral falls within the scope of Article 9 of the Uniform Commercial Code or as being of an equal or lesser scope or with greater detail;

(ii)           Contain any other information required by part 5 of Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Seller is an organization, the type of organization, and any organization identification number issued to the Seller and, (ii) in the case of a financing statement filed as a fixture tiling or indicating collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the collateral relates: and

(iii)           Contain a notification that the Seller has granted a negative pledge to the Purchaser, and that any subsequent lienor may be tortuously interfering with Purchaser’s rights;

(iv)           Advises third parties that any notification of Seller’s Account Debtors will interfere with Purchaser’s collection rights.

10.2        After an Event of Default:

(a)           Change the address for delivery of mail to Seller and to receive and open mail addressed to Seller;

(b)           Extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Purchased Accounts and discharge or release any account debtor or other obligor (including filing of any public record releasing any lien granted to Seller by such account debtor), without affecting any of the Obligations;

10.3         Seller hereby releases and exculpates Purchaser, its officers, employees and designees from any liability arising from any acts under this Agreement or in furtherance thereof whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for willful misconduct. In no event will Purchaser have any liability to Seller for lost profits or other special or consequential damages.

10.4        Seller authorizes Purchaser to accept, endorse and deposit on behalf of Seller any checks tendered by an account debtor “in full payment” of its obligation to Seller.  Seller shall not assert against Purchaser any claim arising therefrom, irrespective of whether such action by Purchaser effects an accord and satisfaction of Seller’s claims, under §3- 311 of the Uniform Commercial Code, or otherwise.

11.          Power of Attorney.  In order to carry out the sale of the Purchased Accounts to Purchaser hereunder, Seller does hereby irrevocably appoint Purchaser, and its successors and assigns, as Seller’s true and lawful attorney-in-fact, with respect to the Purchased Accounts and hereby authorizes Purchaser, regardless of whether there has been an Event of Default:  (a) to sell, assign, transfer or pledge the whole or any part of the Purchased Accounts; (b) to demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Purchased Accounts and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Purchased Accounts, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Purchaser’s name or Seller’s name, as Purchaser may choose; (c) to prepare, file and sign Seller’s name on any notice, claim, assignment, demand, draft or notice of or satisfaction of lien or mechanic’s lien or similar document; (d) to receive, open, and dispose of all mail addressed to Seller for the purpose of collecting the Purchased Accounts; (e) to endorse Seller’s name on any checks or other forms of payment on the Purchased Accounts; and (f) to do all acts and things necessary or expedient, in furtherance of any such purposes.

12.          ACH Authorization.  In order to satisfy any of the Obligations, Seller authorizes Purchaser to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Seller.

13.          Covenants By Seller.

13.1        Seller shall not, without the prior written consent of Purchaser in each instance, (a) grant any extension of time for payment of any of the Purchased Accounts, (b) compromise or settle any of the Purchased Accounts for less than the full amount thereof, (c) release in whole or in part any Account Debtor, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Purchased Accounts.

13.2        Seller agrees to furnish on a monthly basis an aging of accounts receivable, an aging of accounts payable, and a financial statement package to consist of a balance sheet and profit and loss statement.

13.3        From time to time as requested by Purchaser, at the sole expense of Seller, Purchaser or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Seller’s books and records, and Seller shall permit Purchaser or its designee to make copies of such books and records or extracts therefrom as Purchaser may request.  Seller shall pay Purchaser audit fees not to exceed $850 per day, plus out-of-pocket expenses per audit (“Audit Fees”).  Without expense to Purchaser, Purchaser may use any of Seller’s personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of accounts and realization on other Collateral as Purchaser, in its sole discretion, deems appropriate.  Seller hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Purchaser, at Seller’s expense, all financial information, books and records, work papers, management reports and other information in their possession relating to Seller.  Before sending any Invoice to an Account Debtor, Seller shall mark same with a notice of assignment as may be required by Purchaser.

13.4        Seller shall pay when due all payroll and other taxes, and shall provide proof thereof to Purchaser in such form as Purchaser shall reasonably require.

13.5        Seller shall not create, incur, assume or permit to exist any lien upon or with respect to any assets in which Purchaser now or hereafter holds a security interest.

13.6        Notwithstanding Seller’s obligation to pay the Misdirected Payment Fee, Seller shall pay to Purchaser on the next banking day following the date of receipt by Seller the amount of any payment on account of a Purchased Account.

13.7.       Seller represents and warrants that it maintains all of its deposit accounts at Fifth Third Bank and shall enter into, and cause Fifth Third Bank to enter into, a deposit account control agreement, satisfactory to Purchaser, with respect to such accounts as of the date of this Agreement. Seller shall not open or maintain any deposit, securities, commodity or similar account unless Seller has entered into and cause each depository, securities intermediary or commodities intermediary to enter into, a control agreement with respect to each deposit, securities, commodity or similar account maintained by Seller as of or after the date of this Agreement.

14.	Avoidance Claims.

14.1        Seller shall indemnify Purchaser from any loss arising out of the assertion of any Avoidance Claim and shall pay to Purchaser on demand the amount thereof.

14.2        Seller shall notify Purchaser within two (2) business days of it becoming aware of the assertion of an Avoidance Claim.

14.3        This provision shall survive termination of this Agreement.

15.      Account Disputes.  Seller shall notify Purchaser promptly of, and, if requested by Purchaser, will settle, all disputes concerning any Purchased Account, at Seller’s sole cost and expense.  Purchaser may, but is not required to, attempt to settle, compromise, or litigate (collectively, “Resolve”) the dispute upon such terms as Purchaser, in its sole discretion deems advisable, for Seller’s account and risk and at Seller’s sole expense. Upon the occurrence of an Event of Default, Purchaser may Resolve such issues with respect to any Account of Seller.

16.          Representation and Warranties.  Seller represents and warrants that:

16.1        It is fully authorized to enter into this Agreement and to perform its obligations hereunder.

16.2        This Agreement constitutes its legal, valid and binding obligation.

16.3        Seller is solvent and in good standing in the State of its organization.

16.4        Seller has not received notice, or otherwise learned, of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding Purchased Accounts.

16.5        The Purchased Accounts are and will remain:

(a)           Bona fide existing obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of Seller’s business;

(b)           Unconditionally owed and will be paid to Purchaser without defenses, disputes, offsets, counterclaims, or rights of return or cancellation;

(c)           Sales to an entity that is not affiliated with Seller or in any way not an “arms length” transaction.

17.          Default.

17.1        Events of Default.  Each of the following events will constitute an Event of Default hereunder:  (a) Seller defaults in the payment of any Obligations; (b) failure of Seller in the performance of any covenant or provision hereof or of any other agreement now or hereafter entered into with Purchaser, (c) any warranty or representation contained herein proves to be false or inaccurate in any way; (d) Seller or any guarantor of the Obligations becomes subject to any bankruptcy, insolvency or other debtor-relief proceedings; (e) any such guarantor fails to perform or observe any of such guarantor’s obligations to Purchaser or shall notify Purchaser of its intention to rescind, modify, terminate or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever; (f) Purchaser for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of the Obligations; (g) Seller fails to fulfill the Family Dollar Purchase Order in accordance with its terms; (h) any impairment of or repudiation by Family Dollar Stores of the Family Dollar Purchase Order including, without limitation, claims for breach of contract by Family Dollar Stores against Seller, warranty claims or chargebacks; (i) any offset by Family Dollar Stores against any Accounts or other obligations payable to Seller; (j) the failure of Seller to take all commercially reasonable measures to effectuate the full collection of Family Dollar Receivable; (k) defaults under other material agreements or instruments of indebtedness not previously disclosed to Purchaser; (l) a Change of Control has occurred; (m) the existence or occurrence of any event, development or condition which would constitute a Material Adverse Effect; (n) any material provision of this Agreement or any guaranty shall, for any reason, cease to be valid and binding on Seller or any guarantor or Seller or any guarantor shall so claim in writing to Agent or any Lender; and (o) Purchaser’s security interest in the Collateral created or purported to have been created under this Agreement shall for any reason cease to be or are not valid and perfected first priority liens.

17.2        Waiver of Notice.  SELLER WAIVES ANY REQUIREMENT THAT PURCHASER INFORM SELLER BY AFFIRMATIVE ACT OR OTHERWISE OF ANY ACCELERATION OF SELLER’S OBLIGATIONS HEREUNDER.  FURTHER, PURCHASER’S FAILURE TO CHARGE OR ACCRUE INTEREST OR FEES AT ANY “DEFAULT” OR “PAST DUE” RATE SHALL NOT RE DEEMED A WAIVER BY PURCHASER OF ITS CLAIM THERETO.

17.3        Effect of Default.

(a)           Upon the occurrence of any Event of Default, Purchaser may, at any time without notice or cure, exercise any and all rights and remedies Purchaser has under this Agreement or applicable law, in order to cure any due and unpaid Payments at the time of the occurrence of such Event of Default.

(b)           Upon the occurrence of any Event of Default, Purchaser may, after providing the Seller with three (3) days written notice, exercise any and all rights and remedies Purchaser has under this Agreement or applicable law, including without limitation, acceleration of all Obligations of the Seller to the Purchaser.

(c)           Notwithstanding anything herein to the contrary, upon the occurrence of any Event of  Default, Purchaser may, at any time without notice and cure, charge interest on all Obligations of the Seller to the Purchaser at a rate of fifteen (15%) percent per annum.

18.          Reconciliation.  On monthly intervals, Purchaser shall render to Seller a statement setting forth the Collections on the Purchase Accounts.  Such statement shall be considered correct and binding upon Seller, absent manifest error, as an account stated, except to the extent that Purchaser receives, within sixty (60) days after the mailing of such statement, written notice from Seller of any specific exceptions by Seller to that statement, and then it shall be binding against Seller as to any items to which it has not objected.

19.          Amendment and Waiver.  Only a writing signed by all parties hereto may amend this Agreement.  No failure or delay in exercising any right hereunder shall impair any such right that Purchaser may have, nor shall any waiver by Purchaser hereunder be deemed a waiver of any default or breach subsequently occurring. Purchaser’s rights and remedies herein are cumulative and not exclusive of each other or of any rights or remedies that Purchaser would otherwise have.

20.          Minimum Payment Amount. Termination

20.1        Minimum Payment Amount.

The Purchaser shall receive from the proceeds of the Purchased Accounts the following minimum amounts, net of Incurred Expenses, in good funds, no later than the following dates:

Date of Payment	Amount of Payment Monthly	Amount of Payment Cumulative
7/11/2011	$100,000	$100,000
7/31/2011	$50,000	$150,000
8/31/2011	$1,000,000	$1,150,000
9/30/2011	$500,000	$1,650,000
10/31/2011	$250,000	$1,900,000
11/30/2011	$800,000	$2,700,000
12/31/2011	$97,000	$2,797,000

In the event the Purchaser has not received from proceeds from the Purchased Assets the following minimum amounts, net of Incurred Expenses, in good funds by the dates set forth hereinabove (the “Deficiency Amount”), the Seller agrees to pay such Deficiency Amounts to the Purchaser on or before the required payment date.  Failure of the Purchaser to receive such amounts on such dates, shall be an Event of Default.

20.2        Termination.  This Agreement shall terminate upon the later of (i) the collection by Purchaser of all the Purchased Accounts and (ii) the collection by Purchaser of  $2,797,000 net of all Incurred Expenses.  Until termination of this Agreement, the Purchaser shall be entitled to collect and retain for its own account all proceeds of all the Seller's Accounts from all account debtors under the Purchased Accounts, regardless of whether they are for payment of the Purchased Accounts, and from any other account debtors arising from the sale of Physical Products after the date of this Agreement.  After the Purchaser has collected $2,797,000, net of Incurred Expenses, all proceeds of the Seller's Accounts received in excess of $2,797,000, net of all Incurred Expenses, shall be divided as follows: 90% paid to Seller and 10% retained by Purchaser for its own account. In the event any payments are received from an Account debtor that does not designate the invoice or account being paid, the proceeds will be turned over to the Purchaser in kind and applied by the Purchaser to the oldest outstanding invoice from such Account debtor. Seller shall not be permitted to terminate this Agreement at anytime prior to the termination events described in the initial sentence hereinabove.  Upon the termination of this Agreement as described in the initial sentence hereinabove, the Purchaser shall release and discharge any security interest in all Collateral and waive any and all claims or interest it has or might have in and with respect to such Collateral.

21.          No Lien Termination without Release.  In recognition of Purchaser’s right to have its attorneys’ fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Seller, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser’s liens on the Collateral unless and until Seller and all guarantors has executed and delivered to Purchaser a general release in form acceptable to Purchaser. Seller understands that this provision constitutes a waiver of its rights under §9-513 of the UCC.

22.          Conflict.  Unless otherwise expressly slated in any other agreement between Purchaser and Seller, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

23.          Severability.  In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

24.          Enforcement.  This Agreement and all agreements relating to the subject matter hereof is the product of negotiation and preparation by and among each party and its respective attorneys, and shall be construed accordingly.

25.          Relationship of Parties.  The relationship of the panics hereto shall be that of seller and purchaser of Accounts, and Purchaser shall not be a fiduciary of Seller, although Seller may be a fiduciary of Purchaser.

26.          Attorneys’ Fees.  Seller agrees to reimburse Purchaser on demand for:

(a)           the actual amount of all reasonable and out-of-pocket costs and expenses, including attorneys’ fees, which Purchaser has incurred or may incur in:

(i)           negotiating, preparing, or administering this Agreement and any documents prepared in connection herewith, provided, however, the attorneys’ fees incurred pursuant to this subsection (i) shall not exceed $50,000;

(ii)           any way arising out of this Agreement;

(iii)           protecting, preserving or enforcing any lien, security interest or other right granted by Seller to Purchaser or arising under applicable law, whether or not suit is brought, including, but not limited to, the defense of any Avoidance Claims;

(b)           the actual costs, including photocopying (which, if performed by Purchaser’s employees, shall be at the rate of $.10/page), travel, and attorneys’ fees and expenses incurred in complying with any subpoena or other legal process in any way relating to Seller, This provision shall survive termination of this Agreement.

(c)           the actual amount of all reasonable and out-of-pocket costs and expenses, including attorneys’ fees, which Purchaser may incur in enforcing this Agreement and any documents prepared in connection herewith, or in connection with any federal or state insolvency proceeding commenced by or against Seller, including those (i) arising out the automatic stay, (ii) seeking dismissal or conversion of the bankruptcy proceeding or (ii) opposing confirmation of Seller’s plan there under.

27.          Entire Agreement.  No promises of any kind have been made by Purchaser or any third party to induce Seller to execute this Agreement.  No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.  Without limiting the foregoing, this Agreement amends and restates that certain Factoring and Security Agreement dated as of September 9, 2009 by and between Seller and Original Factor (assignor to Purchaser).

28.          Choice of Law.  This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the Chosen State.

29.          Jury Trial Waiver.  IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

30.          Venue; Jurisdiction.  Any suit, action or proceeding arising hereunder, or the interpretation, performance or breach hereof, shall, if Purchaser so elects, be instituted in any court sitting in the Chosen State, in the city in which Purchaser’s chief executive office is located, or if none, any court sitting in the Chosen State (the “Acceptable Forums”).  Seller agrees that the Acceptable Forums are convenient to it, and submits to the jurisdiction of the Acceptable Forums and waives any and all objections to jurisdiction or venue.  Should such proceeding be initiated in any other forum, Seller waives any right to oppose any motion or application made by Purchaser to transfer such proceeding to an Acceptable Forum.

31.          Service of Process.  Seller agrees that Purchaser may affect service of process upon Seller by registered or certified mail.

32.          Assignment.  Purchaser may assign its rights and delegate its duties hereunder to (a) any affiliate of Purchaser and (b) any other third-party; provided, however, as long on no Event of Default is continuing, Purchaser shall not assign its rights to a third-party without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed, which consent shall be deemed to have been given unless an objection is delivered to Purchaser within 3 days after notice of a proposed assignment is delivered to Seller).  Upon such assignment, Seller shall be deemed to have attorned to such assignee and shall owe the same obligations to such assignee and shall accept performance hereunder by such assignee as if such assignee were Purchaser.

33.          Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument.  Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability. or binding effect of this Agreement.

34.          Notices. All notices required to be given to any party other than Purchaser shall be deemed given upon the first to occur of (1) deposit thereof in a receptacle under the control of the United States Postal Service. (ii) transmittal by electronic means to a receiver under the control of such party; or (iii) actual receipt by such party or an employee or agent of such party.  All notices to Purchaser hereunder shall be deemed given upon actual receipt by a responsible officer of Purchaser.  For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

SELLER		PURCHASER

Address:	Zoo Publishing, Inc. 3805 Edwards Road Suite 400 Cincinnati, OH 45209	Address:	Panta Distribution, LLC c/o Downtown Capital Partners One Barker Avenue Suite 260 White Plains, NY 10601

Officer:	David Fremed, CFO	Officer:	David Billet, Vice President

Fax Number.	(513) 351-0464	Fax Number:	914-683-9614 With a copy to: Jeff Wolf c/o Greenberg Traurig One International Place Boston, MA 02110

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

PURCHASER:	PANTA DISTRIBUTION, LLC

	By:	/s/ David Billet
Name: David Billet Title: Vice President

SELLER:	ZOO PUBLISHING, INC.

	By:	/s/ David Fremed
Name: David Fremed Title: CFO